GEORGE STEWART, CPA

316 17TH AVENUE SOUTH

SEATTLE, WASHINGTON 98144

(206) 328-8554 FAX(206) 328-0383

To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of the report on the Financial Statements of Punchline Entertainment, Inc. as of July 31, 2010 and 2009.

Very Truly Yours,

/S/ George Stewart

George Stewart, CPA

October 28, 2010